UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2022

KIRBY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	1-7615	74-1884980
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Waugh Drive, Suite 1000
Houston, Texas		77007
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 435-1000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	KEX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 16, 2022, Kirby Corporation (the “Company”) entered into Change of Control Agreements (each, an “Agreement”, and, collectively, the “Agreements”) with each of David W. Grzebinski, Raj Kumar, Amy D. Husted, and Christian G. O’Neil. Under these Agreements, the covered executive is entitled, if terminated during a change of control period (defined below) by the Company without “cause,” or by the covered executive for “good reason” (as those terms are defined in the covered executive’s Agreement), to the following severance payments and benefits (collectively, the “Severance Benefits”):

•
A lump sum cash payment, payable within 60 days of termination, equal to the sum of:
o
The amount equal to 2.0 times (2.99 times in the case of Mr. Grzebinski) the greater of (a) the covered executive’s annualized base salary as of his/her termination date or (b) the highest annualized base salary paid to the covered executive during the two-year period ending on his/her termination date;
o
The amount equal to 2.0 times the covered executive’s target annual bonus as of the date of termination;
o
The amount equal to the product of (a) the profit sharing contribution, if any, made by the Company under The Kirby Corporation Profit Sharing Plan, as amended (the “Profit Sharing Plan”) to the covered executive’s account for the year immediately preceding the year in which the change of control (as defined in the covered executive’s Agreement) occurs and (b) a fraction, the numerator of which is the number of days in the current fiscal year through the termination date and the denominator of which is 365; and
o
The amount equal to the product of (a) twenty-four (24) and (b) the full monthly cost of premiums the covered executive would be required to pay for COBRA continuation coverage for the executive and his or her eligible dependents at the level in effect immediately prior to the covered executive’s termination date under the Company’s medical, dental, vision and prescription drug plans.
•
The covered executive will be fully vested in any outstanding equity award the amount or vesting of which is to be determined based on the achievement of performance criteria (each a “performance-based equity award”), with the performance criteria deemed achieved at the greater of (a) target levels for the relevant performance period(s) or (b) actual performance as of the date immediately preceding the executive’s termination date. The vesting of each equity award outstanding as of the covered executive’s termination date that is not a performance-based equity award will be determined by the terms of the applicable equity incentive plan and award agreement.

The “change in control period” for purposes of the Agreements means the period (a) commencing on the date on which the Company enters into a definitive written agreement that, if the transactions contemplated therein are consummated, would result in a change of control, and (b) ending on the second anniversary of the date on which a change of control occurs (or, if earlier, the date on which the definitive agreement terminates without consummation of a change of control).

The covered executive’s right to receive the Severance Benefits is conditioned on the covered executive’s timely execution and non-revocation of a release and waiver of claims against the Company and its affiliates, and the covered executive’s compliance with the confidentiality, non-solicitation, noncompetition, and non-disparagement restrictive covenants set forth in the covered executive’s Agreement. The non-solicitation and noncompetition covenant periods are thirty-six (36) months for Mr. Grzebinski and twenty-four (24) months for each of Mr. Kumar, Mr. O’Neil, and Ms. Husted.

To the extent the Severance Benefits, together with any other payments contingent upon a change in control, exceed the limits under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, three times the covered executive’s average annual compensation for the prior five calendar years), the Severance Benefits will either be (a) reduced to the extent necessary to avoid the disallowance of a deduction under Section 280G of the Code or imposition of the excise tax under Section 4999 of the Code or (b) paid in full to the covered executive, whichever results in the greatest after-tax benefit to the covered executive.

The foregoing summary of the Agreements is qualified in its entirety by reference to the full text of the Agreements, which are attached hereto as Exhibits 10.1, 10.2, 10.3, and 10.4 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits

(d)
Exhibits

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	Change of Control Agreement by and between Kirby Corporation and David W. Grzebinski dated May 16, 2022
10.2	Change of Control Agreement by and between Kirby Corporation and Raj Kumar dated May 16, 2022
10.3	Change of Control Agreement by and between Kirby Corporation and Christian G. O'Neil dated May 16, 2022
10.4	Change of Control Agreement by and between Kirby Corporation and Amy D. Husted dated May 16, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIRBY CORPORATION

Date:	May 20, 2022	By:	/s/ Raj Kumar
Raj Kumar Executive Vice President and Chief Financial Officer